Exhibit 3.17
ARTICLES OF INCORPORATION
OF
POINT TO POINT COMMUNICATIONS, INC.
     The undersigned incorporator, availing himself of the provisions of the Louisiana Business Corporation Act does hereby organize a business corporation under the following Articles of Incorporation:
ARTICLE I – NAME
     The name of the corporation shall be POINT TO POINT COMMUNICATIONS, INC.
ARTICLE II – PURPOSE
     The object and purpose for which the corporation is formed shall be to engage in any type of maintenance services, as well as any function affiliated or ancillary thereto, and any other lawful business purpose.
ARTICLE III – CAPITAL STOCK
     The authorized capital stock of the corporation shall consist of one thousand (1,000) shares of no-par value.
ARTICLE IV – INCORPORATOR
     The incorporator, and his post office address is
Tomy Lee Derouen
P. O. Box 90402
Lafayette, LA 70509
ARTICLE V – PRE-EMPTIVE RIGHTS
     Shareholders shall have pre-emptive rights.
ARTICLE VI – CORPORATE ACTIONS
     Any corporate action of shareholders, including by way of illustration and not limitation, adoption of amendments to these articles of incorporation, approval of merger and consolidation agreements, and authorization of voluntary disposition of all or substantially all of the corporation’s assets, may be taken on the affirmative vote of a majority of the voting power present.
ARTICLE VII – DIRECTORS
     There shall be no less than one (1) nor more than seven (7) directors of this corporation.

ARTICLE VIII – VOTING POWER
     Consents in writing to corporate actions may be adopted by those shareholders having that proportion of the total voting power which would be required to authorize or constitute such action at a meeting of the shareholders.
ARTICLE IX — AMENDMENTS TO ARTICLES OF INCORPORATION
     Changes in the rights of holders of shares of any class shall he made by a majority vote or written consent, of the shareholders given voting power by these articles; and in addition, by majority vote o written consent, of the class or classes of shareholders affected, whether they are otherwise entitled to vote or not.
     Any other amendment for which a larger vote is not specifically made mandatory by the Business Corporations Law of Louisiana, may be made upon the majority vote or written consent, of the shareholders entitled to vote under these articles, including an increase or reduction of capital stock.
ARTICLE X – RESTRICTION ON TRANSFER OF STOCK
     No shareholder shall sell, assign, transfer, pledge or dispose of any of his respective stock in the Corporation by sale or otherwise except as provided in the certain Shareholders’ Agreement dated July 1, 1996, as the same my be amended from time to time.